Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of OSI Systems, Inc. (the “Company”) of our report dated September 6, 2017, relating to the Company’s consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-based Payment Accounting) and the effectiveness of internal control over financial reporting of the Company (which report expresses an adverse opinion), appearing in the Annual Report (Form 10-K) for the year ended June 30, 2017.

/s/ Moss Adams LLP

Los Angeles, California
February 9, 2018